As filed with the Securities and Exchange Commission on February 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sandisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	99-1508671
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Sandisk Corporation

951 Sandisk Drive

Milpitas, California 95036

(Address of Principal Executive Offices, Zip Code)

Sandisk Corporation 2025 Long-Term Incentive Plan

Sandisk Corporation 2025 Employee Stock Purchase Plan

(Full title of the plan)

Bernard Shek

Secretary

Sandisk Corporation

951 Sandisk Drive

Milpitas, California 95036

(408) 801-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sean Feller

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 21, 2025, Sandisk Corporation, a Delaware corporation (the “Registrant”) and, prior to the spin-off, a wholly owned subsidiary of Western Digital Corporation, a Delaware corporation (“WDC”), intends to complete its spin-off from WDC, pursuant to a Separation and Distribution Agreement, dated as of February 21, 2025, by and among the Registrant and WDC (the “Spin-Off”).

This Registration Statement on Form S-8 is being filed by the Registrant, relating to (i) 17,383,590 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Sandisk Corporation 2025 Long-Term Incentive Plan (the “LTIP”), (ii) 4,345,897 shares of Common Stock issuable under the Sandisk Corporation 2025 Employee Stock Purchase Plan (the “ESPP”), and (iii) 6,415,749 shares of Common Stock issuable under the LTIP pursuant to outstanding restricted stock unit and performance stock unit awards with respect to WDC common stock that were assumed by the Registrant and converted into equivalent awards with respect to Common Stock in connection with the Spin-Off.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.*

Not required to be field with this registration statement.

*

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

The Registrant’s effective Registration Statement on Form 10 (File No. 001-42420) initially filed with the Commission on November 25, 2024, as amended by Amendment No. 1 as filed with the Commission on December 20, 2024, Amendment No.  2 as filed with the Commission on January 21, 2025, and Amendment No.  3 as filed with the Commission on January 27, 2025 (as so amended, the “Form 10”);

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2025 and February 14, 2025; and

(c)

the description of the Registrant’s common stock included in the section titled “Description of Capital Stock” in the Registrant’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of Common Stock registered hereby is passed on for the Registrant by Mr. Shek. Mr. Shek is the Secretary of the Registrant and is compensated by the Registrant as an employee. As of the date hereof, Mr. Shek owns zero shares of Common Stock and zero Registrant stock options to acquire shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that a director or officer shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of such person for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Registrant’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Registrant’s bylaws, the Registrant intends to enter into indemnity agreements with each director and executive officer of the Registrant. These indemnity agreements require that the Registrant indemnify each director and executive officer to the fullest extent permitted by the DGCL.

The indemnity agreements also require the Registrant to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

The Registrant has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

The above discussion of the DGCL and of the Registrant’s certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation, bylaws and indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Form of Amended and Restated Certificate of Incorporation of Sandisk Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

4.2	Sandisk Corporation Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 14, 2025).

5.1*	Opinion of Counsel.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	Sandisk Corporation 2025 Long-Term Incentive Plan.

99.2	Form of Assumed and Converted Fiscal 2022, 2023 & 2024 Restricted Stock Unit Award Agreement – VP and above (incorporated by reference to Exhibit 10.29 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

99.3	Form of Assumed and Converted Fiscal 2025 Restricted Stock Unit Award Agreement – VP and above (incorporated by reference to Exhibit 10.30 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

99.4	Form of Assumed and Converted Fiscal 2023 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

99.5	Form of Assumed and Converted Fiscal 2024 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.32 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

99.6	Form of Assumed and Converted Fiscal 2025 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.33 of the Registrant’s Registration Statement on Form 10 (File No. 001-42420), filed with the Commission on November 24, 2024).

99.7*	Sandisk Corporation 2025 Employee Stock Purchase Plan.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milpitas California, on the 21st day of February, 2025.

SANDISK CORPORATION

By:	/s/ Bernard Shek
Name:	Bernard Shek
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David V. Goeckeler and Bernard Shek, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David V. Goeckeler David V. Goeckeler	Chief Executive Officer and Chair of the Board (principal executive officer)	February 21, 2025

/s/ Luis F. Visoso Lomelin Luis F. Visoso Lomelin	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 21, 2025

/s/ Kimberly E. Alexy Kimberly E. Alexy	Director	February 21, 2025

/s/ Thomas Caulfield Thomas Caulfield	Director	February 21, 2025

/s/ Matthew E. Massengill Matthew E. Massengill	Director	February 21, 2025

/s/ Miyuki Suzuki Miyuki Suzuki	Director	February 21, 2025